AMENDMENT

to

Mutual Fund Services Agreement

Between

the Cutler Trust

and

Ultimus Fund Solutions, LLC

This Amendment revises the Mutual Fund Services Agreement, dated April 18, 2005, and amended July 1, 2015, (the “Agreement”) between the Cutler Trust (the “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend Sections 2(r) and 3(d)(ii)(B) of the Agreement to revise the services provided by Ultimus as described below:

1.	Section 2(r) of the Agreement is deleted and replaced with the following:

2.	ADMINISTRATION SERVICES.

(r) prepare and file with the SEC the Trust’s reports on Forms N-CEN, N-CSR and all required notices pursuant to Rule 24f-2 under the 1940 Act; and

2.	Section 3(d)(ii)(B) of the Agreement is deleted and replaced with the following:

3.	FUND ACCOUNTING SERVICES.

(d) ADDITIONAL ACCOUNTING SERVICES.

(ii) Provide accounting information for the following:

(B) the Trust’s reports with the SEC on Forms N-CEN and N-CSR;

The Parties agree to amend Section 8(i) of the Agreement to add the out-of-pocket expenses as described below:

3.	Section 8(i) of the Agreement is deleted and replaced with the following:

8.	REIMBURSEMENT OF EXPENSES.

(i) In addition, the Trust will also reimburse Ultimus for the actual third-party data costs and data services required to complete Form N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act; and

(j) Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

The Parties agree to amend Schedule B “Fees” of the Agreement to add the following fees related to the preparation and filing of Forms N-CEN:

4.	The Section titled “FORM N-CEN” is added to Schedule B “Fees” as follows:

FORM N-CEN.

A.	Beginning on June 1, 2018, each Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

B.	Each Fund agrees to pay Ultimus a one-time implementation fee of $[] for preparing Form N-CEN and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid 60 days prior to the Funds’ fiscal year end.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

Signatures are located on the next page.

The parties duly executed this Amendment as of April 12, 2018.

	The Cutler Trust		Ultimus Fund Solutions, LLC

By:	/s/ Erich Patten	By:	/s/ Robert G. Dorsey
Name:	Erich Patten	Name:	Robert G. Dorsey
Title:	President	Title:	Managing Director

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